EXHIBIT 99.1

NEWS	Contact: Clay Williams (713) 346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FOURTH QUARTER AND 2009 EARNINGS
HOUSTON, TX, February 3, 2010 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its fourth quarter ended December 31, 2009 it earned net income of $394 million, or $0.94 per fully diluted share, compared to third quarter ended September 30, 2009 net income of $385 million, or $0.92 per fully diluted share. Transaction and restructuring charges for the fourth quarter of 2009 were $14 million pre-tax or $0.02 per share after-tax. Net income for the fourth quarter of 2009 excluding transaction and restructuring charges was $404 million, or $0.96 per fully diluted share.
Revenues reported for the full year 2009 were $12,712 million, and net income was $1,469 million, or $3.52 per fully diluted share. Operating profit for the full year 2009 was $2,315 million. Excluding all reported transaction, restructuring, voluntary retirement and intangible asset impairment charges in 2009, net income was $1,624 million, or $3.89 per fully diluted share, and operating profit was $2,549 million, for the full year 2009.
Revenues for the fourth quarter increased 2 percent sequentially to $3,134 million. Operating profit for the fourth quarter, excluding transaction and restructuring charges, was $622 million, up slightly from the third quarter of 2009.
During the fourth quarter of 2009, the Company added $624 million of orders to its capital equipment backlog, and removed $46 million of discontinued orders on cancelled projects. Backlog for capital equipment orders for the Company’s Rig Technology segment was $6.4 billion at December 31, 2009 compared to $7.3 billion at September 30, 2009.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “We achieved solid results in 2009, despite the challenging market we faced throughout the year. We were able to use this time to make our businesses more efficient, while continuing to invest for future growth and better position ourselves for the inevitable recovery in drilling activity. We ended the year with $2.6 billion in cash, and cash flow remains a strength of our Company. I would like to thank all of our dedicated employees for their continued hard work.
While market conditions remain challenging, we enter 2010 with a solid backlog of equipment and technology to deliver to our customers, strong financial resources and positive cash flow. We believe that the oil and gas industry will continue to need to upgrade the world’s rig fleet, and we look forward to continuing to help our customers retool their rigs to improve safety, reduce environmental impact, and drive higher efficiency.”

Rig Technology
Fourth quarter revenues for the Rig Technology segment were $1,977 million, a decrease of 1 percent from the third quarter of 2009 and a decrease of 5 percent from the fourth quarter of 2008. Operating profit for this segment was $566 million, or 28.6 percent of sales, a decrease of 2 percent from the third quarter of 2009. Revenue out of backlog for the segment declined 5 percent sequentially and increased 3 percent year-over-year, to $1,512 million for the fourth quarter of 2009.
Petroleum Services & Supplies
Revenues for the fourth quarter of 2009 for the Petroleum Services & Supplies segment were $936 million, up 6 percent compared to third quarter 2009 results and down 33 percent compared to fourth quarter 2008 results. Operating profit was $107 million, or 11.4 percent of revenue, an increase of 24 percent from the third quarter of 2009.
Distribution Services
Fourth quarter revenues for the Distribution Services segment were $331 million, up 8 percent from the third quarter of 2009. Fourth quarter operating profit was $8 million or 2.4 percent of sales.
The Company has scheduled a conference call for February 3, 2010, at 9:00 a.m. Central Time to discuss fourth quarter and 2009 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,622	$1,543
Receivables, net	2,187	3,136
Inventories, net	3,490	3,806
Costs in excess of billings	740	618
Deferred income taxes	290	271
Prepaid and other current assets	269	283

Total current assets	9,598	9,657

Property, plant and equipment, net	1,836	1,677
Deferred income taxes	92	126
Goodwill	5,489	5,225
Intangibles, net	4,052	4,300
Investment in unconsolidated affiliate	393	421
Other assets	72	73

	$21,532	$21,479

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$584	$852
Accrued liabilities	2,267	2,376
Billings in excess of costs	1,090	2,161
Current portion of long-term debt and short-term borrowings	7	4
Accrued income taxes	226	230

Total current liabilities	4,174	5,623

Long-term debt	876	870
Deferred income taxes	2,091	2,134
Other liabilities	163	128

Total liabilities	7,304	8,755

Commitments and contingencies

Stockholders’ equity:
Common stock – par value $.01; 418,451,731 and 417,350,924 shares issued and outstanding at December 31, 2009 and December 31, 2008	4	4
Additional paid-in capital	8,214	7,989
Accumulated other comprehensive income (loss)	90	(161)
Retained earnings	5,805	4,796

Total National Oilwell Varco stockholders’ equity	14,113	12,628
Noncontrolling interests	115	96

Total stockholders’ equity	14,228	12,724

	$21,532	$21,479

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Revenue:
Rig technology	$1,977	$2,088	$2,000	$8,093	$7,528
Petroleum services and supplies	936	1,387	882	3,745	4,651
Distribution services	331	483	306	1,350	1,772
Eliminations	(110)	(148)	(101)	(476)	(520)

Total revenue	3,134	3,810	3,087	12,712	13,431
Gross profit	980	1,209	897	3,793	4,161
Gross profit %	31.3%	31.7%	29.1%	29.8%	31.0%
Selling, general, and administrative	358	332	279	1,244	1,143
Intangible asset impairment	—	—	—	147	—
Transaction and restructuring costs	14	20	17	87	111

Operating profit	608	857	601	2,315	2,907
Interest and financial costs	(13)	(14)	(14)	(53)	(67)
Interest income	1	8	4	9	45
Equity income in unconsolidated affiliate	2	16	1	47	53
Other income (expense), net	(23)	9	(13)	(110)	23

Income before income taxes	575	876	579	2,208	2,961
Provision for income taxes	184	286	192	735	993

Net income	391	590	387	1,473	1,968
Net income (loss) attributable to noncontrolling interests	(3)	5	2	4	16

Net income attributable to Company	$394	$585	$385	$1,469	$1,952

Net income attributable to Company per share:
Basic	$0.95	$1.41	$0.93	$3.53	$4.91

Diluted	$0.94	$1.40	$0.92	$3.52	$4.90

Weighted average shares outstanding:
Basic	416	416	416	416	397

Diluted	419	417	418	417	399

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Revenue:
Rig technology	$1,977	$2,088	$2,000	$8,093	$7,528
Petroleum services and supplies	936	1,387	882	3,745	5,255
Distribution services	331	483	306	1,350	1,772
Eliminations	(110)	(148)	(101)	(476)	(520)

Total revenue	$3,134	$3,810	$3,087	$12,712	$14,035

Operating profit:
Rig technology	$566	$557	$579	$2,287	$1,970
Petroleum services and supplies	107	341	86	453	1,281
Distribution services	8	43	7	50	130
Unallocated expenses and eliminations	(59)	(64)	(54)	(241)	(241)

Total operating profit (before intangible asset impairment and transaction and restructuring costs)	$622	$877	$618	$2,549	$3,140

Operating profit %:
Rig technology	28.6%	26.7%	29.0%	28.3%	26.2%
Petroleum services and supplies	11.4%	24.6%	9.8%	12.1%	24.4%
Distribution services	2.4%	8.9%	2.3%	3.7%	7.3%
Other unallocated	—	—	—	—	—

Total operating profit (before intangible asset impairment and transaction and restructuring costs)	19.8%	23.0%	20.0%	20.1%	22.4%

Note (1): The unaudited as adjusted results for 2008 represent the combined estimated financial results for National Oilwell Varco, Inc. and Grant Prideco, Inc. as if the acquisition occurred at the beginning of the period. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the acquisition. The unaudited as adjusted financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
AS ADJUSTED EBITDA RECONCILIATION EXCLUDING TRANSACTION AND RESTRUCTURING COSTS
(Unaudited)
(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008

Reconciliation of EBITDA (Note 1):
GAAP net income attributable to Company	$394	$585	$385	$1,469	$1,952
Provision for income taxes	184	286	192	735	993
Interest expense	13	14	14	53	67
Depreciation and amortization	126	118	126	490	402
Intangible asset impairment	—	—	—	147	—
Transaction and restructuring costs	14	20	17	87	111

EBITDA (Note 1)	$731	$1,023	$734	$2,981	$3,525

Note 1: EBITDA means earnings before interest, taxes, depreciation, amortization, intangible asset impairment, transaction and restructuring costs, and is a non-GAAP measurement. Management uses EBITDA because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
CONTACT:	National Oilwell Varco, Inc.

Clay Williams, (713) 346-7606

Clay.Williams@nov.com